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                                                                    Exhibit 23.1


                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 and related Prospectus of CONSOL Energy Inc. for the registration of $250,000,000 of 7.875% Notes due 2012 and to the incorporation by reference therein of our report dated January 16, 2002, except for Note 31 as to which the date is May 10, 2002, with respect to the consolidated financial statements of CONSOL Energy Inc. included in its Transitional Report (Form 10-K/A) for the period ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 22, 2002